Exhibit 10.19
FIRST AMENDMENT OF THE
2005 NON-QUALIFIED STOCK OPTION PLAN
FOR RELIANCE BANCSHARES, INC.
     THIS FIRST AMENDMENT of the 2005 Non-Qualified Stock Option Plan dated August 1, 2005 (the “Plan”) for Reliance Bancshares, Inc. (herein called the “Company”) hereby deletes paragraph 5 of the Plan and adopts a new paragraph 5 of the Plan which reads in its entirety as follows:
     5. Time of Exercise. There shall be a delay in vesting of any options initially granted under this Plan until the following conditions are satisfied, including (a) any participant shall have served as a director or advisory director for a minimum of two (2) years after election or appointment as a director or advisory director or after the Company obtains control of a subsidiary bank or thrift; (b) the participant holds $0.50 par value Class A common stock equal to the number of option shares granted hereunder in his or her name or in joint names or in the name of an affiliate or with a beneficial interest in the participant, in addition to required qualifying shares applicable to the Company’s 2001, 2003 and 2004 Non-Qualified Stock Option Plans, if any; and (c) the participant achieves an attendance record over a two-year period, namely the two-year period starting August 1, 2005 and ending July 31, 2007, or two-years after his or her first election or appointment, that complies with the following:
(i)	Subsidiary Banks and Thrifts – Legal directors may miss not more than two (2) regularly scheduled directors meetings in either period of twelve (12) consecutive months following the beginning date as determined by the Board; if a third meeting is missed in either period, then 25% of the options shall not vest; and if a fourth meeting is missed in either period, then 100% of the options shall not vest;

(ii)	Subsidiary Banks and Thrifts – Advisory directors may miss not more than two (2) regularly scheduled advisory directors meetings in either period of twelve (12) consecutive months following the beginning date as determined by the Board, since only nine (9) meetings are scheduled, and if a third meeting is missed in either period, then 100% of the options shall not vest; provided, however, if the subsidiary bank or thrift adopts a schedule of five (5) meetings per year for a branch, then advisory directors may miss not more than one (1) regularly scheduled advisory directors meeting in either period of twelve (12) consecutive months following the beginning date as determined by the Board, and if a second meeting is missed in either period, then 100% of the options shall not vest.

(iii)	Reliance Bancshares, Inc. – Legal directors may miss not more than two (2) regularly scheduled directors meetings in either period of twelve (12) consecutive months following the beginning date as determined by the Board; if a third meeting is missed in either period, then 25% of the options shall not vest; and if a fourth meeting is missed in either period, then 100% of the options shall not vest; and
Attendance for purposes of vesting shall begin August 1, 2005, or at a later date as determined by the Board and only the Board may grant excused meetings under the Plan. When fully vested, the options may be exercised in whole or in part at any time, or from time to time thereafter until the expiration or termination of the options. All options hereunder shall expire on August 1, 2015.
     The foregoing First Amendment of the Plan was approved by the Board of Directors of the Company on and is effective as of July 19, 2006 and shall automatically amend and revise all 2005 Non-Qualified Stock Option Agreements executed with Directors or Advisory Directors who are covered by the Plan.